                                                                    EXHIBIT 23.1


  CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the reference to our firm under the caption "Experts" in this Registration Statement on Form S-3 and related Prospectus of Russell Corporation for the registration of $250,000,000 of debt securities, guarantees of debt securities, common stock and related preferred stock purchase rights, and warrants and to the incorporation by reference therein of our report dated February 10, 2004, with respect to the consolidated financial statements and schedule of Russell Corporation included in its Annual Report on Form 10-K for the year ended January 3, 2004, filed with the Securities and Exchange Commission.

                                                           /s/ Ernst & Young LLP
June 24, 2004
Atlanta, Georgia